UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under The Securities Exchange Act of 1934

                                (Amendment No. )*



                                RETAIL PRO, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                    Common Stock, par value $0.0001 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    76131K107
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                February 29, 2008
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule 13G is filed:

         [ ] Rule 13d-1(b)
         [X] Rule 13d-1(c)
         [ ] Rule 13d-1(d)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  76131K107
--------------------------------------------------------------------------------

(1)  Names of Reporting Persons.   I.R.S.  Identification  Nos. of Above Persons
     (entities only):

      PSource Structured Debt Limited

--------------------------------------------------------------------------------

(2)  Check the Appropriate Box if a Member of a Group (See Instructions)
        (a) [ ]
        (b) [X]
--------------------------------------------------------------------------------

(3)     SEC Use Only
--------------------------------------------------------------------------------

(4)     Citizenship or Place of Organization:   Guernsey
--------------------------------------------------------------------------------
Number of Shares Beneficially Owned
  by Each Reporting Person With       (5) Sole Voting Power:                  0*
                                          --------------------------------------
                                      (6) Shared Voting Power:        6,044,945*
                                          --------------------------------------
                                      (7) Sole Dispositive Power:             0*
                                          --------------------------------------
                                      (8) Shared Dispositive Power:   6,044,945*
                                          --------------------------------------
--------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person:

            6,044,945
--------------------------------------------------------------------------------

(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions):   [X]
--------------------------------------------------------------------------------

(11) Percent of Class Represented by Amount in Row (9):  9.99%
--------------------------------------------------------------------------------

(12) Type of Reporting Person (See Instructions):  OO
--------------------------------------------------------------------------------

* Based on 60,509,964 shares of the common stock, par value $0.0001 per share (the "Shares"), outstanding of Retail Pro, Inc., a Delaware corporation (the "Company") as of October 31, 2007, as disclosed in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2007. As of February 28, 2008, PSource Structured Debt Limited ("PSource"), Laurus Master Fund, Ltd. (the "Fund"), Valens U.S. SPV I, LLC, ("Valens US"), and Valens Offshore SPV II, Corp. ("VOFF SPV II", and together with PSource, the Fund, and Valens US, the "Investors") collectively held (i) 3,096,713 Shares, (ii) a warrant (the "First Warrant") to acquire 3,750,000 Shares at an exercise price of $0.71 per Share, subject to certain adjustments, (iii) a warrant (the "Second Warrant") to acquire 250,000 Shares at an exercise price of $0.43 per Share, subject to certain adjustments, (iv) a warrant (the "Third Warrant") to acquire 4,444,444 Shares at an exercise price of $0.23 per Share, subject to certain adjustments,
(v) a warrant (the "Fourth Warrant") to acquire 1,200,000 Shares at an exercise price of $0.20 per Share, subject to certain adjustments, (vi) a warrant (the "Option") to acquire 14,028,152 Shares at an exercise price of $0.01 per Share, subject to certain adjustments, (vii) a warrant ("Option 2A") to acquire 1,125,000 Shares at an exercise price of $0.01 per Share, subject to certain adjustments, (viii) a warrant ("Option 2") to acquire 1,125,000 Shares at an exercise price of $0.01 per Share, subject to certain adjustments, (ix) a warrant ("Option 3") to acquire 1,706,250 Shares at an exercise price of $0.01 per Share, subject to certain adjustments, (x) a warrant ("Option 4")to acquire 1,000,000 Shares at an exercise price of $0.01 per Share, subject to certain adjustments, (xi) a warrant ("Option 5", and together with (ii) - (x), the "Warrants") to acquire 15,000,000 Shares at an exercise price of $0.01 per Share, subject to certain adjustments, (xii) a secured convertible note ("Note 1") in the initial aggregate principal amount of $7,000,000.00, as amended, which is convertible into Shares at a conversion rate of $0.08 per Share for the first $688,955 converted and $2.00 for the remaining amount converted, subject to certain adjustments and (xiii) a secured convertible note ("Note 2" and together with Note 1, the "Notes") in the initial aggregate principal amount of $3,200,000.00, which is convertible into Shares at a conversion rate of $0.08 per share for the first 1,066,666 converted and $2.00 for the remaining amount converted, subject to certain adjustments. The Warrants (other than Option 5) and the Notes each contain an issuance limitation prohibiting the Investors from converting or exercising those securities to the extent that such conversion or exercise would result in beneficial ownership by the Investors of more than 4.99% of the Shares then issued and outstanding (the "4.99% Issuance Limitation"). Option 5 contains an issuance limitation prohibiting the Investors from converting or exercising those securities to the extent that such conversion or exercise would result in a beneficial ownership by the Investors of more than 9.99% of the Shares then issued and outstanding (the "9.99% Issuance Limitation, and together with the "4.99% Issuance Limitation, the "Issuance Limitations". The Issuance Limitations in the First Warrant, the Second Warrant, the Third Warrant, the Fourth Warrant, the Option, Option 2 and the Notes may be waived by the Investors upon at least 61 days prior notice to the Company and shall automatically become null and void upon the occurrence and/or continuance of an event of default that is either uncured or has continued beyond any applicable period (as defined in and pursuant to the terms of the applicable instrument). The Issuance Limitations contained in Option 2A, Option 3, Option 4 and Option 5 may be waived by the Investors upon at least 61 days prior notice to the Company and shall become automatically null and void following notice to the Company upon the occurrence and during the continuance of an Event of Default (as defined in and pursuant to the terms of the applicable instrument) Additionally, a waiver notice waiving the Issuance Limitations in Option 5 shall only be effective if delivered at a time when no indebtedness is outstanding to the Investors or their affiliates. PSource and the Fund are managed by Laurus Capital Management, LLC. Valens US and VOFF SPV II are managed by Valens Capital Management, LLC. Eugene Grin and David Grin, through other entities, are the controlling principals of Laurus Capital Management, LLC and Valens Capital Management, LLC and share sole voting and investment power over the securities owned by the Fund and the Investors reported in this Schedule 13G.

CUSIP No.  76131K107
--------------------------------------------------------------------------------

(1)  Names of Reporting Persons.   I.R.S.  Identification  Nos. of Above Persons
     (entities only):

      Laurus Master Fund, Ltd.
      98-0337673
--------------------------------------------------------------------------------

(2)  Check the Appropriate Box if a Member of a Group (See Instructions)
        (a) [ ]
        (b) [X]
--------------------------------------------------------------------------------

(3)     SEC Use Only
--------------------------------------------------------------------------------

(4)     Citizenship or Place of Organization:  Cayman Islands
--------------------------------------------------------------------------------
Number of Shares Beneficially Owned
  by Each Reporting Person With       (5) Sole Voting Power:                  0*
                                          --------------------------------------
                                      (6) Shared Voting Power:        6,044,945*
                                          --------------------------------------
                                      (7) Sole Dispositive Power:             0*
                                          --------------------------------------
                                      (8) Shared Dispositive Power:   6,044,945*
                                          --------------------------------------
--------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person:

            6,044,945
--------------------------------------------------------------------------------

(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions):   [X]
--------------------------------------------------------------------------------

(11) Percent of Class Represented by Amount in Row (9):  9.99%
--------------------------------------------------------------------------------

(12) Type of Reporting Person (See Instructions):  CO, HC
--------------------------------------------------------------------------------

* Based on 60,509,964 shares of the common stock, par value $0.0001 per share (the "Shares"), outstanding of Retail Pro, Inc., a Delaware corporation (the "Company") as of October 31, 2007, as disclosed in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2007. As of February 28, 2008, PSource Structured Debt Limited ("PSource"), Laurus Master Fund, Ltd. (the "Fund"), Valens U.S. SPV I, LLC, ("Valens US"), and Valens Offshore SPV II, Corp. ("VOFF SPV II", and together with PSource, the Fund, and Valens US, the "Investors") collectively held (i) 3,096,713 Shares, (ii) a warrant (the "First Warrant") to acquire 3,750,000 Shares at an exercise price of $0.71 per Share, subject to certain adjustments, (iii) a warrant (the "Second Warrant") to acquire 250,000 Shares at an exercise price of $0.43 per Share, subject to certain adjustments, (iv) a warrant (the "Third Warrant") to acquire 4,444,444 Shares at an exercise price of $0.23 per Share, subject to certain adjustments,
(v) a warrant (the "Fourth Warrant") to acquire 1,200,000 Shares at an exercise price of $0.20 per Share, subject to certain adjustments, (vi) a warrant (the "Option") to acquire 14,028,152 Shares at an exercise price of $0.01 per Share, subject to certain adjustments, (vii) a warrant ("Option 2A") to acquire 1,125,000 Shares at an exercise price of $0.01 per Share, subject to certain adjustments, (viii) a warrant ("Option 2") to acquire 1,125,000 Shares at an exercise price of $0.01 per Share, subject to certain adjustments, (ix) a warrant ("Option 3") to acquire 1,706,250 Shares at an exercise price of $0.01 per Share, subject to certain adjustments, (x) a warrant ("Option 4")to acquire 1,000,000 Shares at an exercise price of $0.01 per Share, subject to certain adjustments, (xi) a warrant ("Option 5", and together with (ii) - (x), the "Warrants") to acquire 15,000,000 Shares at an exercise price of $0.01 per Share, subject to certain adjustments, (xii) a secured convertible note ("Note 1") in the initial aggregate principal amount of $7,000,000.00, as amended, which is convertible into Shares at a conversion rate of $0.08 per Share for the first $688,955 converted and $2.00 for the remaining amount converted, subject to certain adjustments and (xiii) a secured convertible note ("Note 2" and together with Note 1, the "Notes") in the initial aggregate principal amount of $3,200,000.00, which is convertible into Shares at a conversion rate of $0.08 per share for the first 1,066,666 converted and $2.00 for the remaining amount converted, subject to certain adjustments. The Warrants (other than Option 5) and the Notes each contain an issuance limitation prohibiting the Investors from converting or exercising those securities to the extent that such conversion or exercise would result in beneficial ownership by the Investors of more than 4.99% of the Shares then issued and outstanding (the "4.99% Issuance Limitation"). Option 5 contains an issuance limitation prohibiting the Investors from converting or exercising those securities to the extent that such conversion or exercise would result in a beneficial ownership by the Investors of more than 9.99% of the Shares then issued and outstanding (the "9.99% Issuance Limitation, and together with the "4.99% Issuance Limitation, the "Issuance Limitations". The Issuance Limitations in the First Warrant, the Second Warrant, the Third Warrant, the Fourth Warrant, the Option, Option 2 and the Notes may be waived by the Investors upon at least 61 days prior notice to the Company and shall automatically become null and void upon the occurrence and/or continuance of an event of default that is either uncured or has continued beyond any applicable period (as defined in and pursuant to the terms of the applicable instrument). The Issuance Limitations contained in Option 2A, Option 3, Option 4 and Option 5 may be waived by the Investors upon at least 61 days prior notice to the Company and shall become automatically null and void following notice to the Company upon the occurrence and during the continuance of an Event of Default (as defined in and pursuant to the terms of the applicable instrument) Additionally, a waiver notice waiving the Issuance Limitations in Option 5 shall only be effective if delivered at a time when no indebtedness is outstanding to the Investors or their affiliates. PSource and the Fund are managed by Laurus Capital Management, LLC. Valens US and VOFF SPV II are managed by Valens Capital Management, LLC. Eugene Grin and David Grin, through other entities, are the controlling principals of Laurus Capital Management, LLC and Valens Capital Management, LLC and share sole voting and investment power over the securities owned by the Fund and the Investors reported in this Schedule 13G.

CUSIP No.  76131K107
--------------------------------------------------------------------------------

(1)  Names of Reporting Persons.   I.R.S.  Identification  Nos. of Above Persons
     (entities only):

      Laurus Capital Management, LLC
      13-4150669
--------------------------------------------------------------------------------

(2)  Check the Appropriate Box if a Member of a Group (See Instructions)
        (a) [ ]
        (b) [X]
--------------------------------------------------------------------------------

(3)     SEC Use Only
--------------------------------------------------------------------------------

(4)     Citizenship or Place of Organization:  Delaware
--------------------------------------------------------------------------------
Number of Shares Beneficially Owned
  by Each Reporting Person With       (5) Sole Voting Power:                  0*
                                          --------------------------------------
                                      (6) Shared Voting Power:        6,044,945*
                                          --------------------------------------
                                      (7) Sole Dispositive Power:             0*
                                          --------------------------------------
                                      (8) Shared Dispositive Power:   6,044,945*
                                          --------------------------------------
--------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person:

            6,044,945
--------------------------------------------------------------------------------

(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions):   [X]
--------------------------------------------------------------------------------

(11) Percent of Class Represented by Amount in Row (9):  9.99%
--------------------------------------------------------------------------------

(12) Type of Reporting Person (See Instructions):  OO
--------------------------------------------------------------------------------
* Based on 60,509,964 shares of the common stock, par value $0.0001 per share (the "Shares"), outstanding of Retail Pro, Inc., a Delaware corporation (the "Company") as of October 31, 2007, as disclosed in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2007. As of February 28, 2008, PSource Structured Debt Limited ("PSource"), Laurus Master Fund, Ltd. (the "Fund"), Valens U.S. SPV I, LLC, ("Valens US"), and Valens Offshore SPV II, Corp. ("VOFF SPV II", and together with PSource, the Fund, and Valens US, the "Investors") collectively held (i) 3,096,713 Shares, (ii) a warrant (the "First Warrant") to acquire 3,750,000 Shares at an exercise price of $0.71 per Share, subject to certain adjustments, (iii) a warrant (the "Second Warrant") to acquire 250,000 Shares at an exercise price of $0.43 per Share, subject to certain adjustments, (iv) a warrant (the "Third Warrant") to acquire 4,444,444 Shares at an exercise price of $0.23 per Share, subject to certain adjustments,
(v) a warrant (the "Fourth Warrant") to acquire 1,200,000 Shares at an exercise price of $0.20 per Share, subject to certain adjustments, (vi) a warrant (the "Option") to acquire 14,028,152 Shares at an exercise price of $0.01 per Share, subject to certain adjustments, (vii) a warrant ("Option 2A") to acquire 1,125,000 Shares at an exercise price of $0.01 per Share, subject to certain adjustments, (viii) a warrant ("Option 2") to acquire 1,125,000 Shares at an exercise price of $0.01 per Share, subject to certain adjustments, (ix) a warrant ("Option 3") to acquire 1,706,250 Shares at an exercise price of $0.01 per Share, subject to certain adjustments, (x) a warrant ("Option 4")to acquire 1,000,000 Shares at an exercise price of $0.01 per Share, subject to certain adjustments, (xi) a warrant ("Option 5", and together with (ii) - (x), the "Warrants") to acquire 15,000,000 Shares at an exercise price of $0.01 per Share, subject to certain adjustments, (xii) a secured convertible note ("Note 1") in the initial aggregate principal amount of $7,000,000.00, as amended, which is convertible into Shares at a conversion rate of $0.08 per Share for the first $688,955 converted and $2.00 for the remaining amount converted, subject to certain adjustments and (xiii) a secured convertible note ("Note 2" and together with Note 1, the "Notes") in the initial aggregate principal amount of $3,200,000.00, which is convertible into Shares at a conversion rate of $0.08 per share for the first 1,066,666 converted and $2.00 for the remaining amount converted, subject to certain adjustments. The Warrants (other than Option 5) and the Notes each contain an issuance limitation prohibiting the Investors from converting or exercising those securities to the extent that such conversion or exercise would result in beneficial ownership by the Investors of more than 4.99% of the Shares then issued and outstanding (the "4.99% Issuance Limitation"). Option 5 contains an issuance limitation prohibiting the Investors from converting or exercising those securities to the extent that such conversion or exercise would result in a beneficial ownership by the Investors of more than 9.99% of the Shares then issued and outstanding (the "9.99% Issuance Limitation, and together with the "4.99% Issuance Limitation, the "Issuance Limitations". The Issuance Limitations in the First Warrant, the Second Warrant, the Third Warrant, the Fourth Warrant, the Option, Option 2 and the Notes may be waived by the Investors upon at least 61 days prior notice to the Company and shall automatically become null and void upon the occurrence and/or continuance of an event of default that is either uncured or has continued beyond any applicable period (as defined in and pursuant to the terms of the applicable instrument). The Issuance Limitations contained in Option 2A, Option 3, Option 4 and Option 5 may be waived by the Investors upon at least 61 days prior notice to the Company and shall become automatically null and void following notice to the Company upon the occurrence and during the continuance of an Event of Default (as defined in and pursuant to the terms of the applicable instrument) Additionally, a waiver notice waiving the Issuance Limitations in Option 5 shall only be effective if delivered at a time when no indebtedness is outstanding to the Investors or their affiliates. PSource and the Fund are managed by Laurus Capital Management, LLC. Valens US and VOFF SPV II are managed by Valens Capital Management, LLC. Eugene Grin and David Grin, through other entities, are the controlling principals of Laurus Capital Management, LLC and Valens Capital Management, LLC and share sole voting and investment power over the securities owned by the Fund and the Investors reported in this Schedule 13G.

CUSIP No.  76131K107
--------------------------------------------------------------------------------

(1)  Names of Reporting Persons.   I.R.S.  Identification  Nos. of Above Persons
     (entities only):

      Valens U.S. SPV I, LLC
      20-8903266
--------------------------------------------------------------------------------

(2)  Check the Appropriate Box if a Member of a Group (See Instructions)
        (a) [ ]
        (b) [X]
--------------------------------------------------------------------------------

(3)     SEC Use Only
--------------------------------------------------------------------------------

(4)     Citizenship or Place of Organization:  Delaware
--------------------------------------------------------------------------------
Number of Shares Beneficially Owned
  by Each Reporting Person With       (5) Sole Voting Power:                  0*
                                          --------------------------------------
                                      (6) Shared Voting Power:        6,044,945*
                                          --------------------------------------
                                      (7) Sole Dispositive Power:             0*
                                          --------------------------------------
                                      (8) Shared Dispositive Power:   6,044,945*
                                          --------------------------------------
--------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person:

            6,044,945
--------------------------------------------------------------------------------

(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions):   [X]
--------------------------------------------------------------------------------

(11) Percent of Class Represented by Amount in Row (9):   9.99%
--------------------------------------------------------------------------------

(12) Type of Reporting Person (See Instructions):  OO
--------------------------------------------------------------------------------
* Based on 60,509,964 shares of the common stock, par value $0.0001 per share (the "Shares"), outstanding of Retail Pro, Inc., a Delaware corporation (the "Company") as of October 31, 2007, as disclosed in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2007. As of February 28, 2008, PSource Structured Debt Limited ("PSource"), Laurus Master Fund, Ltd. (the "Fund"), Valens U.S. SPV I, LLC, ("Valens US"), and Valens Offshore SPV II, Corp. ("VOFF SPV II", and together with PSource, the Fund, and Valens US, the "Investors") collectively held (i) 3,096,713 Shares, (ii) a warrant (the "First Warrant") to acquire 3,750,000 Shares at an exercise price of $0.71 per Share, subject to certain adjustments, (iii) a warrant (the "Second Warrant") to acquire 250,000 Shares at an exercise price of $0.43 per Share, subject to certain adjustments, (iv) a warrant (the "Third Warrant") to acquire 4,444,444 Shares at an exercise price of $0.23 per Share, subject to certain adjustments,
(v) a warrant (the "Fourth Warrant") to acquire 1,200,000 Shares at an exercise price of $0.20 per Share, subject to certain adjustments, (vi) a warrant (the "Option") to acquire 14,028,152 Shares at an exercise price of $0.01 per Share, subject to certain adjustments, (vii) a warrant ("Option 2A") to acquire 1,125,000 Shares at an exercise price of $0.01 per Share, subject to certain adjustments, (viii) a warrant ("Option 2") to acquire 1,125,000 Shares at an exercise price of $0.01 per Share, subject to certain adjustments, (ix) a warrant ("Option 3") to acquire 1,706,250 Shares at an exercise price of $0.01 per Share, subject to certain adjustments, (x) a warrant ("Option 4")to acquire 1,000,000 Shares at an exercise price of $0.01 per Share, subject to certain adjustments, (xi) a warrant ("Option 5", and together with (ii) - (x), the "Warrants") to acquire 15,000,000 Shares at an exercise price of $0.01 per Share, subject to certain adjustments, (xii) a secured convertible note ("Note 1") in the initial aggregate principal amount of $7,000,000.00, as amended, which is convertible into Shares at a conversion rate of $0.08 per Share for the first $688,955 converted and $2.00 for the remaining amount converted, subject to certain adjustments and (xiii) a secured convertible note ("Note 2" and together with Note 1, the "Notes") in the initial aggregate principal amount of $3,200,000.00, which is convertible into Shares at a conversion rate of $0.08 per share for the first 1,066,666 converted and $2.00 for the remaining amount converted, subject to certain adjustments. The Warrants (other than Option 5) and the Notes each contain an issuance limitation prohibiting the Investors from converting or exercising those securities to the extent that such conversion or exercise would result in beneficial ownership by the Investors of more than 4.99% of the Shares then issued and outstanding (the "4.99% Issuance Limitation"). Option 5 contains an issuance limitation prohibiting the Investors from converting or exercising those securities to the extent that such conversion or exercise would result in a beneficial ownership by the Investors of more than 9.99% of the Shares then issued and outstanding (the "9.99% Issuance Limitation, and together with the "4.99% Issuance Limitation, the "Issuance Limitations". The Issuance Limitations in the First Warrant, the Second Warrant, the Third Warrant, the Fourth Warrant, the Option, Option 2 and the Notes may be waived by the Investors upon at least 61 days prior notice to the Company and shall automatically become null and void upon the occurrence and/or continuance of an event of default that is either uncured or has continued beyond any applicable period (as defined in and pursuant to the terms of the applicable instrument). The Issuance Limitations contained in Option 2A, Option 3, Option 4 and Option 5 may be waived by the Investors upon at least 61 days prior notice to the Company and shall become automatically null and void following notice to the Company upon the occurrence and during the continuance of an Event of Default (as defined in and pursuant to the terms of the applicable instrument) Additionally, a waiver notice waiving the Issuance Limitations in Option 5 shall only be effective if delivered at a time when no indebtedness is outstanding to the Investors or their affiliates. PSource and the Fund are managed by Laurus Capital Management, LLC. Valens US and VOFF SPV II are managed by Valens Capital Management, LLC. Eugene Grin and David Grin, through other entities, are the controlling principals of Laurus Capital Management, LLC and Valens Capital Management, LLC and share sole voting and investment power over the securities owned by the Fund and the Investors reported in this Schedule 13G.

CUSIP No.  76131K107
--------------------------------------------------------------------------------

(1)  Names of Reporting Persons.   I.R.S.  Identification  Nos. of Above Persons
     (entities only):

      Valens Offshore SPV II, Corp.
      26-0811267
--------------------------------------------------------------------------------

(2)  Check the Appropriate Box if a Member of a Group (See Instructions)
        (a) [ ]
        (b) [X]
--------------------------------------------------------------------------------

(3)     SEC Use Only
--------------------------------------------------------------------------------

(4)     Citizenship or Place of Organization:  Delaware
--------------------------------------------------------------------------------
Number of Shares Beneficially Owned
  by Each Reporting Person With       (5) Sole Voting Power:                  0*
                                          --------------------------------------
                                      (6) Shared Voting Power:        6,044,945*
                                          --------------------------------------
                                      (7) Sole Dispositive Power:             0*
                                          --------------------------------------
                                      (8) Shared Dispositive Power:   6,044,945*
                                          --------------------------------------
--------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person:

            6,044,945
--------------------------------------------------------------------------------

(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions):   [X]
--------------------------------------------------------------------------------

(11) Percent of Class Represented by Amount in Row (9):  9.99%
--------------------------------------------------------------------------------

(12) Type of Reporting Person (See Instructions):  CO
--------------------------------------------------------------------------------
* Based on 60,509,964 shares of the common stock, par value $0.0001 per share (the "Shares"), outstanding of Retail Pro, Inc., a Delaware corporation (the "Company") as of October 31, 2007, as disclosed in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2007. As of February 28, 2008, PSource Structured Debt Limited ("PSource"), Laurus Master Fund, Ltd. (the "Fund"), Valens U.S. SPV I, LLC, ("Valens US"), and Valens Offshore SPV II, Corp. ("VOFF SPV II", and together with PSource, the Fund, and Valens US, the "Investors") collectively held (i) 3,096,713 Shares, (ii) a warrant (the "First Warrant") to acquire 3,750,000 Shares at an exercise price of $0.71 per Share, subject to certain adjustments, (iii) a warrant (the "Second Warrant") to acquire 250,000 Shares at an exercise price of $0.43 per Share, subject to certain adjustments, (iv) a warrant (the "Third Warrant") to acquire 4,444,444 Shares at an exercise price of $0.23 per Share, subject to certain adjustments,
(v) a warrant (the "Fourth Warrant") to acquire 1,200,000 Shares at an exercise price of $0.20 per Share, subject to certain adjustments, (vi) a warrant (the "Option") to acquire 14,028,152 Shares at an exercise price of $0.01 per Share, subject to certain adjustments, (vii) a warrant ("Option 2A") to acquire 1,125,000 Shares at an exercise price of $0.01 per Share, subject to certain adjustments, (viii) a warrant ("Option 2") to acquire 1,125,000 Shares at an exercise price of $0.01 per Share, subject to certain adjustments, (ix) a warrant ("Option 3") to acquire 1,706,250 Shares at an exercise price of $0.01 per Share, subject to certain adjustments, (x) a warrant ("Option 4")to acquire 1,000,000 Shares at an exercise price of $0.01 per Share, subject to certain adjustments, (xi) a warrant ("Option 5", and together with (ii) - (x), the "Warrants") to acquire 15,000,000 Shares at an exercise price of $0.01 per Share, subject to certain adjustments, (xii) a secured convertible note ("Note 1") in the initial aggregate principal amount of $7,000,000.00, as amended, which is convertible into Shares at a conversion rate of $0.08 per Share for the first $688,955 converted and $2.00 for the remaining amount converted, subject to certain adjustments and (xiii) a secured convertible note ("Note 2" and together with Note 1, the "Notes") in the initial aggregate principal amount of $3,200,000.00, which is convertible into Shares at a conversion rate of $0.08 per share for the first 1,066,666 converted and $2.00 for the remaining amount converted, subject to certain adjustments. The Warrants (other than Option 5) and the Notes each contain an issuance limitation prohibiting the Investors from converting or exercising those securities to the extent that such conversion or exercise would result in beneficial ownership by the Investors of more than 4.99% of the Shares then issued and outstanding (the "4.99% Issuance Limitation"). Option 5 contains an issuance limitation prohibiting the Investors from converting or exercising those securities to the extent that such conversion or exercise would result in a beneficial ownership by the Investors of more than 9.99% of the Shares then issued and outstanding (the "9.99% Issuance Limitation, and together with the "4.99% Issuance Limitation, the "Issuance Limitations". The Issuance Limitations in the First Warrant, the Second Warrant, the Third Warrant, the Fourth Warrant, the Option, Option 2 and the Notes may be waived by the Investors upon at least 61 days prior notice to the Company and shall automatically become null and void upon the occurrence and/or continuance of an event of default that is either uncured or has continued beyond any applicable period (as defined in and pursuant to the terms of the applicable instrument). The Issuance Limitations contained in Option 2A, Option 3, Option 4 and Option 5 may be waived by the Investors upon at least 61 days prior notice to the Company and shall become automatically null and void following notice to the Company upon the occurrence and during the continuance of an Event of Default (as defined in and pursuant to the terms of the applicable instrument) Additionally, a waiver notice waiving the Issuance Limitations in Option 5 shall only be effective if delivered at a time when no indebtedness is outstanding to the Investors or their affiliates. PSource and the Fund are managed by Laurus Capital Management, LLC. Valens US and VOFF SPV II are managed by Valens Capital Management, LLC. Eugene Grin and David Grin, through other entities, are the controlling principals of Laurus Capital Management, LLC and Valens Capital Management, LLC and share sole voting and investment power over the securities owned by the Fund and the Investors reported in this Schedule 13G.

CUSIP No.  76131K107
--------------------------------------------------------------------------------

(1)  Names of Reporting Persons.   I.R.S.  Identification  Nos. of Above Persons
     (entities only):

      Valens Capital Management, LLC
      20-8903345
--------------------------------------------------------------------------------

(2)  Check the Appropriate Box if a Member of a Group (See Instructions)
        (a) [ ]
        (b) [X]
--------------------------------------------------------------------------------

(3)     SEC Use Only
--------------------------------------------------------------------------------

(4)     Citizenship or Place of Organization:  Delaware
--------------------------------------------------------------------------------
Number of Shares Beneficially Owned
  by Each Reporting Person With       (5) Sole Voting Power:                  0*
                                          --------------------------------------
                                      (6) Shared Voting Power:        6,044,945*
                                          --------------------------------------
                                      (7) Sole Dispositive Power:             0*
                                          --------------------------------------
                                      (8) Shared Dispositive Power:   6,044,945*
                                          --------------------------------------
--------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person:

            6,044,945
--------------------------------------------------------------------------------

(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions):   [X]
--------------------------------------------------------------------------------

(11) Percent of Class Represented by Amount in Row (9):   9.99%
--------------------------------------------------------------------------------

(12) Type of Reporting Person (See Instructions):  OO
--------------------------------------------------------------------------------
* Based on 60,509,964 shares of the common stock, par value $0.0001 per share (the "Shares"), outstanding of Retail Pro, Inc., a Delaware corporation (the "Company") as of October 31, 2007, as disclosed in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2007. As of February 28, 2008, PSource Structured Debt Limited ("PSource"), Laurus Master Fund, Ltd. (the "Fund"), Valens U.S. SPV I, LLC, ("Valens US"), and Valens Offshore SPV II, Corp. ("VOFF SPV II", and together with PSource, the Fund, and Valens US, the "Investors") collectively held (i) 3,096,713 Shares, (ii) a warrant (the "First Warrant") to acquire 3,750,000 Shares at an exercise price of $0.71 per Share, subject to certain adjustments, (iii) a warrant (the "Second Warrant") to acquire 250,000 Shares at an exercise price of $0.43 per Share, subject to certain adjustments, (iv) a warrant (the "Third Warrant") to acquire 4,444,444 Shares at an exercise price of $0.23 per Share, subject to certain adjustments,
(v) a warrant (the "Fourth Warrant") to acquire 1,200,000 Shares at an exercise price of $0.20 per Share, subject to certain adjustments, (vi) a warrant (the "Option") to acquire 14,028,152 Shares at an exercise price of $0.01 per Share, subject to certain adjustments, (vii) a warrant ("Option 2A") to acquire 1,125,000 Shares at an exercise price of $0.01 per Share, subject to certain adjustments, (viii) a warrant ("Option 2") to acquire 1,125,000 Shares at an exercise price of $0.01 per Share, subject to certain adjustments, (ix) a warrant ("Option 3") to acquire 1,706,250 Shares at an exercise price of $0.01 per Share, subject to certain adjustments, (x) a warrant ("Option 4")to acquire 1,000,000 Shares at an exercise price of $0.01 per Share, subject to certain adjustments, (xi) a warrant ("Option 5", and together with (ii) - (x), the "Warrants") to acquire 15,000,000 Shares at an exercise price of $0.01 per Share, subject to certain adjustments, (xii) a secured convertible note ("Note 1") in the initial aggregate principal amount of $7,000,000.00, as amended, which is convertible into Shares at a conversion rate of $0.08 per Share for the first $688,955 converted and $2.00 for the remaining amount converted, subject to certain adjustments and (xiii) a secured convertible note ("Note 2" and together with Note 1, the "Notes") in the initial aggregate principal amount of $3,200,000.00, which is convertible into Shares at a conversion rate of $0.08 per share for the first 1,066,666 converted and $2.00 for the remaining amount converted, subject to certain adjustments. The Warrants (other than Option 5) and the Notes each contain an issuance limitation prohibiting the Investors from converting or exercising those securities to the extent that such conversion or exercise would result in beneficial ownership by the Investors of more than 4.99% of the Shares then issued and outstanding (the "4.99% Issuance Limitation"). Option 5 contains an issuance limitation prohibiting the Investors from converting or exercising those securities to the extent that such conversion or exercise would result in a beneficial ownership by the Investors of more than 9.99% of the Shares then issued and outstanding (the "9.99% Issuance Limitation, and together with the "4.99% Issuance Limitation, the "Issuance Limitations". The Issuance Limitations in the First Warrant, the Second Warrant, the Third Warrant, the Fourth Warrant, the Option, Option 2 and the Notes may be waived by the Investors upon at least 61 days prior notice to the Company and shall automatically become null and void upon the occurrence and/or continuance of an event of default that is either uncured or has continued beyond any applicable period (as defined in and pursuant to the terms of the applicable instrument). The Issuance Limitations contained in Option 2A, Option 3, Option 4 and Option 5 may be waived by the Investors upon at least 61 days prior notice to the Company and shall become automatically null and void following notice to the Company upon the occurrence and during the continuance of an Event of Default (as defined in and pursuant to the terms of the applicable instrument) Additionally, a waiver notice waiving the Issuance Limitations in Option 5 shall only be effective if delivered at a time when no indebtedness is outstanding to the Investors or their affiliates. PSource and the Fund are managed by Laurus Capital Management, LLC. Valens US and VOFF SPV II are managed by Valens Capital Management, LLC. Eugene Grin and David Grin, through other entities, are the controlling principals of Laurus Capital Management, LLC and Valens Capital Management, LLC and share sole voting and investment power over the securities owned by the Fund and the Investors reported in this Schedule 13G.

CUSIP No.  76131K107
--------------------------------------------------------------------------------

(1)  Names of Reporting Persons.   I.R.S.  Identification  Nos. of Above Persons
     (entities only):

      David Grin

--------------------------------------------------------------------------------

(2)  Check the Appropriate Box if a Member of a Group (See Instructions)
        (a) [ ]
        (b) [X]
--------------------------------------------------------------------------------

(3)     SEC Use Only
--------------------------------------------------------------------------------

(4)     Citizenship or Place of Organization:  Israel
--------------------------------------------------------------------------------
Number of Shares Beneficially Owned
  by Each Reporting Person With       (5) Sole Voting Power:                  0*
                                          --------------------------------------
                                      (6) Shared Voting Power:        6,044,945*
                                          --------------------------------------
                                      (7) Sole Dispositive Power:             0*
                                          --------------------------------------
                                      (8) Shared Dispositive Power:   6,044,945*
                                          --------------------------------------
--------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person:

           6,044,945
--------------------------------------------------------------------------------

(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions):   [X]
--------------------------------------------------------------------------------

(11) Percent of Class Represented by Amount in Row (9):   9.99%
--------------------------------------------------------------------------------

(12) Type of Reporting Person (See Instructions):  IN
--------------------------------------------------------------------------------
* Based on 60,509,964 shares of the common stock, par value $0.0001 per share (the "Shares"), outstanding of Retail Pro, Inc., a Delaware corporation (the "Company") as of October 31, 2007, as disclosed in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2007. As of February 28, 2008, PSource Structured Debt Limited ("PSource"), Laurus Master Fund, Ltd. (the "Fund"), Valens U.S. SPV I, LLC, ("Valens US"), and Valens Offshore SPV II, Corp. ("VOFF SPV II", and together with PSource, the Fund, and Valens US, the "Investors") collectively held (i) 3,096,713 Shares, (ii) a warrant (the "First Warrant") to acquire 3,750,000 Shares at an exercise price of $0.71 per Share, subject to certain adjustments, (iii) a warrant (the "Second Warrant") to acquire 250,000 Shares at an exercise price of $0.43 per Share, subject to certain adjustments, (iv) a warrant (the "Third Warrant") to acquire 4,444,444 Shares at an exercise price of $0.23 per Share, subject to certain adjustments,
(v) a warrant (the "Fourth Warrant") to acquire 1,200,000 Shares at an exercise price of $0.20 per Share, subject to certain adjustments, (vi) a warrant (the "Option") to acquire 14,028,152 Shares at an exercise price of $0.01 per Share, subject to certain adjustments, (vii) a warrant ("Option 2A") to acquire 1,125,000 Shares at an exercise price of $0.01 per Share, subject to certain adjustments, (viii) a warrant ("Option 2") to acquire 1,125,000 Shares at an exercise price of $0.01 per Share, subject to certain adjustments, (ix) a warrant ("Option 3") to acquire 1,706,250 Shares at an exercise price of $0.01 per Share, subject to certain adjustments, (x) a warrant ("Option 4")to acquire 1,000,000 Shares at an exercise price of $0.01 per Share, subject to certain adjustments, (xi) a warrant ("Option 5", and together with (ii) - (x), the "Warrants") to acquire 15,000,000 Shares at an exercise price of $0.01 per Share, subject to certain adjustments, (xii) a secured convertible note ("Note 1") in the initial aggregate principal amount of $7,000,000.00, as amended, which is convertible into Shares at a conversion rate of $0.08 per Share for the first $688,955 converted and $2.00 for the remaining amount converted, subject to certain adjustments and (xiii) a secured convertible note ("Note 2" and together with Note 1, the "Notes") in the initial aggregate principal amount of $3,200,000.00, which is convertible into Shares at a conversion rate of $0.08 per share for the first 1,066,666 converted and $2.00 for the remaining amount converted, subject to certain adjustments. The Warrants (other than Option 5) and the Notes each contain an issuance limitation prohibiting the Investors from converting or exercising those securities to the extent that such conversion or exercise would result in beneficial ownership by the Investors of more than 4.99% of the Shares then issued and outstanding (the "4.99% Issuance Limitation"). Option 5 contains an issuance limitation prohibiting the Investors from converting or exercising those securities to the extent that such conversion or exercise would result in a beneficial ownership by the Investors of more than 9.99% of the Shares then issued and outstanding (the "9.99% Issuance Limitation, and together with the "4.99% Issuance Limitation, the "Issuance Limitations". The Issuance Limitations in the First Warrant, the Second Warrant, the Third Warrant, the Fourth Warrant, the Option, Option 2 and the Notes may be waived by the Investors upon at least 61 days prior notice to the Company and shall automatically become null and void upon the occurrence and/or continuance of an event of default that is either uncured or has continued beyond any applicable period (as defined in and pursuant to the terms of the applicable instrument). The Issuance Limitations contained in Option 2A, Option 3, Option 4 and Option 5 may be waived by the Investors upon at least 61 days prior notice to the Company and shall become automatically null and void following notice to the Company upon the occurrence and during the continuance of an Event of Default (as defined in and pursuant to the terms of the applicable instrument) Additionally, a waiver notice waiving the Issuance Limitations in Option 5 shall only be effective if delivered at a time when no indebtedness is outstanding to the Investors or their affiliates. PSource and the Fund are managed by Laurus Capital Management, LLC. Valens US and VOFF SPV II are managed by Valens Capital Management, LLC. Eugene Grin and David Grin, through other entities, are the controlling principals of Laurus Capital Management, LLC and Valens Capital Management, LLC and share sole voting and investment power over the securities owned by the Fund and the Investors reported in this Schedule 13G.

CUSIP No.  76131K107
--------------------------------------------------------------------------------

(1)  Names of Reporting Persons.   I.R.S.  Identification  Nos. of Above Persons
     (entities only):

      Eugene Grin

--------------------------------------------------------------------------------

(2)  Check the Appropriate Box if a Member of a Group (See Instructions)
        (a) [ ]
        (b) [X]
--------------------------------------------------------------------------------

(3)     SEC Use Only
--------------------------------------------------------------------------------

(4)     Citizenship or Place of Organization:  United States
--------------------------------------------------------------------------------
Number of Shares Beneficially Owned
  by Each Reporting Person With       (5) Sole Voting Power:                  0*
                                          --------------------------------------
                                      (6) Shared Voting Power:        6,044,945*
                                          --------------------------------------
                                      (7) Sole Dispositive Power:             0*
                                          --------------------------------------
                                      (8) Shared Dispositive Power:   6,044,945*
                                          --------------------------------------
--------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person:

            6,044,945
--------------------------------------------------------------------------------

(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions):   [X]
--------------------------------------------------------------------------------

(11) Percent of Class Represented by Amount in Row (9):  9.99%
--------------------------------------------------------------------------------

(12) Type of Reporting Person (See Instructions):  IN
--------------------------------------------------------------------------------
* Based on 60,509,964 shares of the common stock, par value $0.0001 per share (the "Shares"), outstanding of Retail Pro, Inc., a Delaware corporation (the "Company") as of October 31, 2007, as disclosed in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2007. As of February 28, 2008, PSource Structured Debt Limited ("PSource"), Laurus Master Fund, Ltd. (the "Fund"), Valens U.S. SPV I, LLC, ("Valens US"), and Valens Offshore SPV II, Corp. ("VOFF SPV II", and together with PSource, the Fund, and Valens US, the "Investors") collectively held (i) 3,096,713 Shares, (ii) a warrant (the "First Warrant") to acquire 3,750,000 Shares at an exercise price of $0.71 per Share, subject to certain adjustments, (iii) a warrant (the "Second Warrant") to acquire 250,000 Shares at an exercise price of $0.43 per Share, subject to certain adjustments, (iv) a warrant (the "Third Warrant") to acquire 4,444,444 Shares at an exercise price of $0.23 per Share, subject to certain adjustments,
(v) a warrant (the "Fourth Warrant") to acquire 1,200,000 Shares at an exercise price of $0.20 per Share, subject to certain adjustments, (vi) a warrant (the "Option") to acquire 14,028,152 Shares at an exercise price of $0.01 per Share, subject to certain adjustments, (vii) a warrant ("Option 2A") to acquire 1,125,000 Shares at an exercise price of $0.01 per Share, subject to certain adjustments, (viii) a warrant ("Option 2") to acquire 1,125,000 Shares at an exercise price of $0.01 per Share, subject to certain adjustments, (ix) a warrant ("Option 3") to acquire 1,706,250 Shares at an exercise price of $0.01 per Share, subject to certain adjustments, (x) a warrant ("Option 4")to acquire 1,000,000 Shares at an exercise price of $0.01 per Share, subject to certain adjustments, (xi) a warrant ("Option 5", and together with (ii) - (x), the "Warrants") to acquire 15,000,000 Shares at an exercise price of $0.01 per Share, subject to certain adjustments, (xii) a secured convertible note ("Note 1") in the initial aggregate principal amount of $7,000,000.00, as amended, which is convertible into Shares at a conversion rate of $0.08 per Share for the first $688,955 converted and $2.00 for the remaining amount converted, subject to certain adjustments and (xiii) a secured convertible note ("Note 2" and together with Note 1, the "Notes") in the initial aggregate principal amount of $3,200,000.00, which is convertible into Shares at a conversion rate of $0.08 per share for the first 1,066,666 converted and $2.00 for the remaining amount converted, subject to certain adjustments. The Warrants (other than Option 5) and the Notes each contain an issuance limitation prohibiting the Investors from converting or exercising those securities to the extent that such conversion or exercise would result in beneficial ownership by the Investors of more than 4.99% of the Shares then issued and outstanding (the "4.99% Issuance Limitation"). Option 5 contains an issuance limitation prohibiting the Investors from converting or exercising those securities to the extent that such conversion or exercise would result in a beneficial ownership by the Investors of more than 9.99% of the Shares then issued and outstanding (the "9.99% Issuance Limitation, and together with the "4.99% Issuance Limitation, the "Issuance Limitations". The Issuance Limitations in the First Warrant, the Second Warrant, the Third Warrant, the Fourth Warrant, the Option, Option 2 and the Notes may be waived by the Investors upon at least 61 days prior notice to the Company and shall automatically become null and void upon the occurrence and/or continuance of an event of default that is either uncured or has continued beyond any applicable period (as defined in and pursuant to the terms of the applicable instrument). The Issuance Limitations contained in Option 2A, Option 3, Option 4 and Option 5 may be waived by the Investors upon at least 61 days prior notice to the Company and shall become automatically null and void following notice to the Company upon the occurrence and during the continuance of an Event of Default (as defined in and pursuant to the terms of the applicable instrument) Additionally, a waiver notice waiving the Issuance Limitations in Option 5 shall only be effective if delivered at a time when no indebtedness is outstanding to the Investors or their affiliates. PSource and the Fund are managed by Laurus Capital Management, LLC. Valens US and VOFF SPV II are managed by Valens Capital Management, LLC. Eugene Grin and David Grin, through other entities, are the controlling principals of Laurus Capital Management, LLC and Valens Capital Management, LLC and share sole voting and investment power over the securities owned by the Fund and the Investors reported in this Schedule 13G.

Item 1(a).  Name Of Issuer:  Retail Pro, Inc.

Item 1(b).  Address of Issuer's Principal Executive Offices:

            3252 HOLIDAY COURT, SUITE 226, LA JOLLA, CA 92037


Item 2(a).  Name of Person Filing:   Laurus Master Fund, Ltd.

          This Schedule 13G is also filed on behalf of PSource Structured Debt Limited, a closed ended company incorporated with limited liability in Guernsey, Laurus Capital Management, LLC, a Delaware limited liability company, Valens U.S. SPV I, LLC, a Delaware limited liability company, Valens Offshore SPV II, Corp., a Delaware corporation, Valens Capital Management, LLC, a Delaware limited liability company, David Grin and Eugene Grin. Laurus Capital Management, LLC manages Laurus Master Fund, Ltd. and PSource Structured Debt Limited. Valens Capital Management, LLC manages Valens U.S. SPV I, LLC and Valens Offshore SPV II, Corp. Eugene Grin and David Grin, through other entities, are the controlling principals of Laurus Capital Management, LLC and Valens Capital Management, LLC and share sole voting and investment power over the securities owned by Laurus Master Fund, Ltd., PSource Structured Debt Limited, Valens U.S. SPV I, LLC, and Valens Offshore SPV II, Corp. Information related to each of PSource Structured Debt Limited, Laurus Capital Management, LLC, Valens U.S. SPV I, LLC, Valens Offshore SPV II, Corp., Valens Capital Management, LLC, Eugene Grin and David Grin is set forth on Appendix A hereto.


Item 2(b).  Address of Principal Business Office or, if None, Residence:

            c/o Laurus Capital Management, LLC
            335 Madison Avenue, 10th Floor
            New York, NY  10017

Item 2(c).  Citizenship:   United States

Item 2(d).  Title of Class of Securities:  Common Stock

Item 2(e).  CUSIP No.:   76131K107


Item 3. If This Statement Is Filed Pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether the Person Filing is a:

            Not Applicable


Item 4.  Ownership:

         (a) Amount Beneficially Owned:                      6,044,945*

         (b) Percent of Class:                                   9.99%*

         (c) Number of Shares as to which the person has:

             (i)  sole power to vote or to direct the vote                    0*

             (ii) shared power to vote or to direct the vote          6,044,945*

            (iii) sole power to dispose or to direct the
                  disposition of                                              0*

             (iv) shared power to dispose or to direct the
                  disposition of                                      6,044,945*


-------------------
* Based on 60,509,964 shares of the common stock, par value $0.0001 per share (the "Shares"), outstanding of Retail Pro, Inc., a Delaware corporation (the "Company") as of October 31, 2007, as disclosed in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2007. As of February 28, 2008, PSource Structured Debt Limited ("PSource"), Laurus Master Fund, Ltd. (the "Fund"), Valens U.S. SPV I, LLC, ("Valens US"), and Valens Offshore SPV II, Corp. ("VOFF SPV II", and together with PSource, the Fund, and Valens US, the "Investors") collectively held (i) 3,096,713 Shares, (ii) a warrant (the "First Warrant") to acquire 3,750,000 Shares at an exercise price of $0.71 per Share, subject to certain adjustments, (iii) a warrant (the "Second Warrant") to acquire 250,000 Shares at an exercise price of $0.43 per Share, subject to certain adjustments, (iv) a warrant (the "Third Warrant") to acquire 4,444,444 Shares at an exercise price of $0.23 per Share, subject to certain adjustments,
(v) a warrant (the "Fourth Warrant") to acquire 1,200,000 Shares at an exercise price of $0.20 per Share, subject to certain adjustments, (vi) a warrant (the "Option") to acquire 14,028,152 Shares at an exercise price of $0.01 per Share, subject to certain adjustments, (vii) a warrant ("Option 2A") to acquire 1,125,000 Shares at an exercise price of $0.01 per Share, subject to certain adjustments, (viii) a warrant ("Option 2") to acquire 1,125,000 Shares at an exercise price of $0.01 per Share, subject to certain adjustments, (ix) a warrant ("Option 3") to acquire 1,706,250 Shares at an exercise price of $0.01 per Share, subject to certain adjustments, (x) a warrant ("Option 4")to acquire 1,000,000 Shares at an exercise price of $0.01 per Share, subject to certain adjustments, (xi) a warrant ("Option 5", and together with (ii) - (x), the "Warrants") to acquire 15,000,000 Shares at an exercise price of $0.01 per Share, subject to certain adjustments, (xii) a secured convertible note ("Note 1") in the initial aggregate principal amount of $7,000,000.00, as amended, which is convertible into Shares at a conversion rate of $0.08 per Share for the first $688,955 converted and $2.00 for the remaining amount converted, subject to certain adjustments and (xiii) a secured convertible note ("Note 2" and together with Note 1, the "Notes") in the initial aggregate principal amount of $3,200,000.00, which is convertible into Shares at a conversion rate of $0.08 per share for the first 1,066,666 converted and $2.00 for the remaining amount converted, subject to certain adjustments. The Warrants (other than Option 5) and the Notes each contain an issuance limitation prohibiting the Investors from converting or exercising those securities to the extent that such conversion or exercise would result in beneficial ownership by the Investors of more than 4.99% of the Shares then issued and outstanding (the "4.99% Issuance Limitation"). Option 5 contains an issuance limitation prohibiting the Investors from converting or exercising those securities to the extent that such conversion or exercise would result in a beneficial ownership by the Investors of more than 9.99% of the Shares then issued and outstanding (the "9.99% Issuance Limitation, and together with the "4.99% Issuance Limitation, the "Issuance Limitations". The Issuance Limitations in the First Warrant, the Second Warrant, the Third Warrant, the Fourth Warrant, the Option, Option 2 and the Notes may be waived by the Investors upon at least 61 days prior notice to the Company and shall automatically become null and void upon the occurrence and/or continuance of an event of default that is either uncured or has continued beyond any applicable period (as defined in and pursuant to the terms of the applicable instrument). The Issuance Limitations contained in Option 2A, Option 3, Option 4 and Option 5 may be waived by the Investors upon at least 61 days prior notice to the Company and shall become automatically null and void following notice to the Company upon the occurrence and during the continuance of an Event of Default (as defined in and pursuant to the terms of the applicable instrument) Additionally, a waiver notice waiving the Issuance Limitations in Option 5 shall only be effective if delivered at a time when no indebtedness is outstanding to the Investors or their affiliates. PSource and the Fund are managed by Laurus Capital Management, LLC. Valens US and VOFF SPV II are managed by Valens Capital Management, LLC. Eugene Grin and David Grin, through other entities, are the controlling principals of Laurus Capital Management, LLC and Valens Capital Management, LLC and share sole voting and investment power over the securities owned by the Fund and the Investors reported in this Schedule 13G.

Item 5.  Ownership of Five Percent or Less of a Class:

         Not Applicable


Item 6.  Ownership of More Than Five Percent on Behalf of Another Person:

         Not Applicable


Item 7. Identification and Classification of the Subsidiary Which Acquired the Securities:

         Not Applicable


Item 8.  Identification and Classification of Members of the Group:

         Not Applicable


Item 9.  Notice of Dissolution of Group:

         Not Applicable


Item 10.  Certification

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE
                                    ---------

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                             March 7, 2008
                                             -----------------------------------
                                             Date


                                             LAURUS MASTER FUND, LTD.

                                             /s/ Eugene Grin
                                             -----------------------------------
                                                 Eugene Grin
                                                 Chairman, President & Secretary



      Attention:  Intentional misstatements or omissions of fact constitute
                Federal criminal violations (See 18 U.S.C. 1001)

CUSIP No. 76131K107


                                   APPENDIX A


A. Name:                   PSource Structured Debt Limited
                           a closed ended company incorporated with limited liability in Guernsey

   Business Address:       335 Madison Avenue, 10th Floor
                           New York, New York 10017

   Place of
   Organization:           Guernsey


B. Name: Laurus Capital Management, LLC, a Delaware limited liability company

   Business Address:       335 Madison Avenue, 10th Floor
                           New York, New York 10017

   Place of
   Organization:           Delaware


C. Name: Valens U.S. SPV I, LLC, a Delaware limited liability company

   Business Address:       335 Madison Avenue, 10th Floor
                           New York, New York 10017

   Place of
   Organization:           Delaware


D. Name:                   Valens Offshore SPV II, Corp., a Delaware corporation

   Business Address:       335 Madison Avenue, 10th Floor
                           New York, New York 10017

   Place of
   Organization:           Delaware


E. Name: Valens Capital Management, LLC, a Delaware limited liability company

   Business Address:       335 Madison Avenue, 10th Floor
                           New York, New York 10017

   Place of
   Organization:           Delaware

F. Name:                   Eugene Grin

   Business Address:       335 Madison Avenue, 10th Floor
                           New York, New York 10017

   Principal               Director of Laurus Master Fund, Ltd.
   Occupation:             Principal of Laurus Capital Management, LLC

   Citizenship:            United States


G. Name:                   David Grin

   Business Address:       335 Madison Avenue, 10th Floor
                           New York, New York 10017

   Principal               Director of Laurus Master Fund, Ltd.
   Occupation:             Principal of Laurus Capital Management, LLC

   Citizenship:            Israel

CUSIP No. 76131K107


Each of PSource Structured Debt Limited, Laurus Capital Management, LLC, Valens U.S. SPV I, LLC, Valens Offshore SPV II, LLC, Valens Capital Management, LLC, Eugene Grin and David Grin hereby agrees, by their execution below, that the
Schedule 13G to which this Appendix A is attached is filed on behalf of each of them, respectively.



PSource Structured Debt Limited

By:  Laurus Capital Management, LLC
Individually and as investment manager


/s/ Eugene Grin
--------------------------------------
    Eugene Grin
    Principal
    March 7, 2008


Valens U.S. SPV I, LLC
Valens Offshore SPV II, Corp.

By:  Valens Capital Management, LLC
Individually and as investment manager


/s/ Eugene Grin
--------------------------------------
    Eugene Grin
    Principal
    March 7, 2008



/s/ Eugene Grin
-------------------------------------
Eugene Grin, on his individual behalf
March 7, 2008


/s/ David Grin
------------------------------------
David Grin, on his individual behalf
March 7, 2008